EXHIBIT 10.1

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASTERISKS DENOTE OMISSIONS.

Execution Version

ROYALTY INTEREST ACQUISITION AGREEMENT

Dated as of July 1, 2014

between

Supernus Pharmaceuticals, Inc.

and

HealthCare Royalty Partners III, L.P.

i

TABLE OF CONTENTS

(continued)

ii

EXHIBITS

Exhibit A	—	License Agreement
Exhibit B	—	Assignment
Exhibit C	—	Licensee Consent and Payment Direction
Exhibit D	—	Security Agreement
Exhibit E	—	Opinion of Counsel

SCHEDULES

Schedule 1.01(a)	-	Permitted Liens
Schedule 3.02(a)	-	Required Perfection Filings
Schedule 3.03	-	Litigation
Schedule 3.05	-	Material Agreements
Schedule 3.12(a)	-	Supernus Patents
Schedule 3.12(b)	-	Third Party Claims with respect to Supernus IP
Schedule 3.12(c)	-	Revoked Patents

This ROYALTY INTEREST ACQUISITION AGREEMENT is made and entered into as of July 1, 2014 by and between Supernus Pharmaceuticals, Inc., a Delaware corporation, and HealthCare Royalty Partners III, L.P., a limited partnership organized under the laws of the State of Delaware (the “Agreement”).

RECITALS

WHEREAS, the Seller (this and other capitalized terms used in these Recitals shall have the meanings provided in Article I below) and United Therapeutics Corporation, a corporation organized under the laws of Delaware (“Licensee”), have entered into an Exclusive License Agreement, dated as of June 6, 2006 with respect to the Product, a true, correct and complete copy of which, together with all amendments, modifications and supplements thereto, is attached hereto as Exhibit A;

WHEREAS, pursuant to the License Agreement, subject to the terms and conditions set forth therein, the Seller has been and remains entitled to receive, during the period commencing on the date of First Commercial Sale and ending with the License Termination Date, the Royalty Interest; and

WHEREAS, Seller wishes to sell, assign, convey and transfer to Buyer, and Buyer wishes to accept the sale, assignment, conveyance, and transfer from Seller of, the right to receive all payments in respect of the Royalty Interest with regard to Net Sales of the Product, upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the Parties agree as follows:

Article I.

DEFINITIONS

Section 1.01                            Definitions.

The following terms, as used herein, shall have the following meanings:

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person.  For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least ten percent (10%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least ten percent (10%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” has the meaning given in the preamble hereto.

“Agreement Termination Date” shall mean the earlier of (a) the License Termination Date and (b) the date on which the payments received by the Buyer from Licensee in respect of the Royalty Interest that are not returned to Licensee equals the Maximum Royalty Interest Amount.

“Assigned Rights” shall mean, subject to the proviso below, (i) all of Seller’s (or after consummation of the assignment hereunder, of Buyer’s) rights under the License Agreement in respect of the Royalty Interest, (ii) the right to receive copies of royalty reports, notices and other associated information in connection with the Royalty Interests that Seller receives under the License Agreement, and (iii) the right to cause Seller to enforce all rights of Seller under the License Agreement in connection with the Royalty Interest; provided, however, the Assigned Rights shall not include the Excluded Rights.

“Assignment” shall mean the Assignment pursuant to which Seller shall assign, convey and transfer to Buyer Seller’s rights and interests in and to the Assigned Rights, which Assignment shall be substantially in the form of Exhibit B.

“Assumption of Risk Losses” shall have the meaning given in Section 8.04(a).

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Buyer” shall mean HealthCare Royalty Partners III, L.P., a limited partnership organized under the laws of the State of Delaware.

“Buyer Indemnifiable Costs” shall mean collectively (i) any and all claims, damages, losses, judgments, liabilities, costs and expenses incurred as a result of any Buyer Indemnity Event, including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses incurred by a Buyer Indemnified Party in connection with any action, suit or proceeding relating to the remedy of any such breach or the defense of any such claim or action and (ii) all reasonable costs and expenses incurred by or on behalf of Buyer in preserving and enforcing its rights to assert an indemnification claim under Section 8.04.  For the avoidance of doubt, Buyer Indemnifiable Costs shall not include Lost Profits.

“Buyer Indemnified Party” shall mean each of Buyer and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents.

“Buyer Indemnity Event” shall mean (i) any breach of any representation, warranty or certification made by Seller in any of the Transaction Documents, (ii) any breach of or default by Seller of any covenant or agreement applicable to Seller under any Transaction Document or the License Agreement, including any failure by Seller to satisfy any of the Excluded Liabilities and Obligations, (iii)  the assertion by any Third Party of a Claim against a Buyer Indemnified Party to the extent related to clause (i) or (ii) of this definition or (iv) the assertion by any Third Party of a Claim against a Buyer Indemnified Party to the extent based on action taken by Buyer (or such Buyer Indemnified Party) at the direction or request of Seller pursuant to the terms of this

Agreement or otherwise at the direction or request of Seller (excluding any actions which Buyer (or such Buyer Indemnified Party) would have been obligated to take pursuant to the Transaction Documents even if Buyer (or such Buyer Indemnified Party) had not been so directed by Seller). For the avoidance of doubt, a Buyer Indemnity Event shall not include any Assumption of Risk Losses.

“Capital Stock” of any Person shall mean any and all shares, interests, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Claim” shall mean any claim, demand, action or proceeding (including any investigation by any Governmental Authority).

“Closing” shall mean the closing of the transactions contemplated under this Agreement in accordance with Section 6.01.

“Closing Amount” shall mean Thirty Million Dollars in United States currency ($30,000,000.00 USD).

“Closing Date” shall mean the date on which the Closing Amount is funded to Seller, which date shall not be later than twelve (12) Business Days after the date of this Agreement.

“Collateral” shall have the meaning provided therefor in the Security Agreement.

“Compound” has the meaning given such term in the License Agreement.

“Confidential Information” means any and all information, whether communicated orally or in any physical form, including without limitation, financial and all other information which Disclosing Party or its authorized Representatives provide to the Recipient, together with such portions of analyses, compilations, studies, or other documents, prepared by or for the Recipient and its Representatives, which contain or are derived from information provided by Disclosing Party.  Without limiting the foregoing, information shall be deemed to be provided by Disclosing Party to the extent it is learned or derived by Recipient or Recipient’s Representatives (a) from any inspection, examination or other review of books, records, contracts, other documentation or operations of Disclosing Party, (b) from communications with authorized Representatives of Disclosing Party or (c) created, developed, gathered, prepared or otherwise derived by Recipient while in discussions with Disclosing Party.  However, Confidential Information does not include any information which Recipient can demonstrate (i) is or becomes part of the public domain through no fault of Recipient or its Representatives, (ii) was known by Recipient on a non-confidential basis prior to disclosure, or (iii) was independently developed by Persons who were not given access to the Confidential Information disclosed to Recipient by Disclosing Party.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Supernus Pharmaceuticals, Inc. and HealthCare Royalty Management, LLC dated as of January 10, 2014.

“Contract” shall mean any agreement, contract, obligation, or undertaking.

“Developmental Work” has the meaning given to the terms Development Costs and Development Plan in the License Agreement.

“Disclosing Party” means, with respect to any Confidential Information, the Party disclosing the Confidential Information to the other Party.

“Dispute” shall mean any opposition, interference proceeding, reexamination proceeding, cancellation proceeding, re-issue proceeding, invalidation proceeding, inter parties review proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, judicial complaint, subpoena, arbitration, mediation, or decree.

“EMA” shall mean the European Medicines Agency or any equivalent or successor agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Liabilities and Obligations” means each liability or obligation of Seller or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown, and whether under the License Agreement or any Transaction Document or otherwise.

“Excluded Rights” shall mean the rights under the License Agreement to receive (i) milestone payments under Sections 7.1, 7.2 and/or 7.3 of the License Agreement to the extent such milestone payments accrue prior to the fourth anniversary of the date of this Agreement, (ii) payments for Developmental Work and (iii) payments in respect of the Royalty Interest due and owing or made after the Agreement Termination Date.

“Exploit” shall mean, with respect to a product such as the Product, the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other commercialization; and “Exploitation” shall have the correlative meaning.

“FDA” shall mean the United States Food and Drug Administration or any equivalent or successor agency.

“First Commercial Sale” shall have the meaning given such term in the License Agreement.

“Fiscal Quarter” shall mean a calendar quarter.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local, including any applicable Patent Office, the FDA, the EMA, the United States National Institutes of Health, or any other government authority in any country.

“Indemnifiable Costs” shall mean, with respect to the Buyer and Buyer Indemnified Parties, Buyer Indemnifiable Costs, and with respect to the Seller and Seller Indemnified Parties, Seller Indemnifiable Costs.

“Indemnity Threshold Amount” means Two Hundred Thousand Dollars ($200,000).

“Insolvency Event” shall mean the occurrence of any of the following with respect to Seller or any Subsidiary of Seller that conducts operations:

(i)                                     (A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of the Seller or any Subsidiary, or of a substantial part of the property of the Seller or any Subsidiary, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Seller or any Subsidiary or for a substantial part of the property of the Seller or any Subsidiary or (z) the winding-up or liquidation of the Seller or any Subsidiary, which proceeding or petition shall continue undismissed for 60 calendar days or (B) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;

(ii)                                  the Seller or any Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (B) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Seller or any Subsidiary or for a substantial part of the property of the Seller or any Subsidiary, (C) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (E) make a general assignment for the benefit of creditors or (F) wind up or liquidate (except as permitted under this Agreement);

(iii)                               the Seller or any Subsidiary shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) of this definition; or

(iv)                              the Seller or any Subsidiary shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due.

“Knowledge of the Seller” shall mean, with respect to Seller, as applicable, the actual knowledge of Jack Khattar, Jones W. Bryan, Ph.D. or Padmanabh Bhatt, Ph.D. as of the date hereof and as of the Closing Date relating to a particular matter without any obligation to inquire or otherwise investigate relating to a particular matter.

“License Agreement” shall mean that certain Exclusive License Agreement, dated as of June 6, 2006, by and between Seller, as licensor, and Licensee, as licensee, with respect to the Product, as amended.

“License Termination Date” means the earlier of (i) October 7, 2026 and (ii) the date of termination of the License Agreement under Section 20 thereof; provided, in the case of clause (ii), there is no material economic benefit to be realized from the Supernus Intellectual Property.

“Licensee” shall mean United Therapeutics Corporation and its successors and permitted assigns under the terms of this Agreement.

“Licensee Consent and Payment Direction” shall mean the written agreement and consent from Licensee with respect to the Assignment and this Agreement, substantially in the form set forth in Exhibit C.

“Liens” shall mean any lien, hypothecation, charge, security agreement, security interest, mortgage, pledge or any other encumbrance, right or claim of any Person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Lost Profits” shall mean collectively all lost profits (but excluding, for the avoidance of doubt, damages to the extent determined on the basis of a lost or foregone economic opportunity of a Buyer Indemnified Party in respect of its invested funds in respect of the purchase of the Assigned Rights hereunder) suffered by a Buyer Indemnified Party to the extent arising as a result of a Buyer Indemnity Event.  The determination of Lost Profits, to the extent disputed by the Seller, shall be made by a court of competent jurisdiction on the basis of the excess of the Royalty Interest which was or would have been earned but for such Buyer Indemnity Event over the Royalty Interest which is in fact earned or is anticipated to be earned prior to the License Termination Date as determined by such court.  The determination of Lost Profits shall encompass historical and prospective diminution in the Royalty Interest.  In no event shall the aggregate of Royalty Interest Payments received by Buyer plus Lost Profits exceed the Maximum Royalty Interest Amount.

“Material Adverse Effect” or “Material Adverse Event,” as the context may dictate, shall mean (i) an Insolvency Event, (ii) a material adverse effect on the ability of Seller to perform any of its obligations hereunder, under the other Transaction Documents or under the Licensee Consent and Payment Direction, (iii) a material adverse effect on the right or ability of Buyer to receive the Royalty Interest or any payment due to Buyer hereunder as contemplated by this Agreement as of the Closing, (iv) a material adverse effect on the Royalty Interest or the Assigned Rights, or (v) a breach by Seller of any obligation owing by Seller to Licensee pursuant to which Licensee may reduce or eliminate the amount of the Royalty Interest with regard to Net Sales of the Product (whether directly or indirectly, including, without limitation, by counterclaim or setoff, and whether applied prospectively or retrospectively), or the basis for calculation thereof, or to terminate the License Agreement prior to the License Termination Date.

“Maximum Royalty Interest Amount” shall mean ** Million Dollars in United States currency ($** USD).

** This portion has been redacted pursuant to a confidential treatment request.

“Net Sales” shall have the meaning provided such term in the License Agreement.

“Party” shall mean Seller or Buyer as the context indicates and “Parties” shall mean Seller and Buyer.

“Patent Office” shall mean the respective patent office, including the United States Patent and Trademark Office, the European Patent Organisation and any comparable foreign patent office, for the Supernus Patents.

“Permitted Liens” shall mean the Liens described on Schedule 1.01(a) hereto.

“Person” shall mean an individual, corporation, partnership, limited liability company, limited partnership, association, trust or other entity or organization, but not including any Governmental Authority.

“Product” shall mean, collectively, “Licensed Products” and “Licensed Combination Products”, as such terms are defined in the License Agreement.

“Recipient” means, with respect to any Confidential Information disclosed by a Party hereto, the other Party which is receiving such Confidential Information.

“Refund Requests” means all amounts paid by Licensee to Buyer for which Licensee requests a refund within six (6) months after the Agreement Termination Date and for which Buyer reasonably believes that Licensee has a colorable claim or right to reimbursement.

“Representative” means, with respect to any Person, directors, officers, employees, agents, co-investors, advisors, potential investors, underwriters, rating agencies, permitted assignees, sources of financing and trustees of such Person (other than competitors of Buyer and its Affiliates).

“Royalties” means the right of Seller to receive royalties in respect of Net Sales under the License Agreement.

“Royalty Interest” shall mean an undivided interest in respect of all present and future rights of Seller to receive (i) the Royalties, the rights to any payments in lieu of the Royalties or in satisfaction of the obligation to pay the Royalties, (ii) milestone payments under Sections 7.1, 7.2 and/or 7.3 of the License Agreement to the extent such milestone payments accrue subsequent to the fourth anniversary of the date of this Agreement, but excluding Excluded Rights.

“Royalty Interest Payment” shall mean the payment of the Royalty Interest.

“Royalty Term” has the meaning given such term in the License Agreement.

“Security Agreement” shall mean the Security Agreement by and between Seller and Buyer of even date herewith, which Security Agreement shall be substantially in the form of Exhibit D.

“Seller” shall mean Supernus Pharmaceuticals, Inc., a corporation organized under the laws of Delaware.

“Seller Indemnifiable Costs” shall mean collectively (i) any and all claims, damages, losses, judgments, liabilities, costs and expenses incurred as a result of any Seller Indemnity Event, including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses incurred by a Seller Indemnified Party in connection with any action, suit or proceeding relating to the remedy of any such breach or the defense of any such claim or action and (ii) all reasonable costs and expenses incurred by or on behalf of Seller in preserving and enforcing its rights to assert an indemnification claim under Section 8.04.  For the avoidance of doubt, Seller Indemnifiable Costs shall not include Lost Profits.

“Seller Indemnified Party” shall mean each of Seller, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents.

“Seller Indemnity Event” shall mean (i) any breach of any representation, warranty or certification made by Buyer in any of the Transaction Documents, (ii) any breach of or default by Buyer under any covenant or agreement applicable to Buyer under any Transaction Document, (iii)  the assertion by any Third Party of a Claim against a Seller Indemnified Party to the extent related to clause (i) or (ii) of this definition or (iv) the assertion by any Third Party of a Claim against a Seller Indemnified Party to the extent based on action taken by Seller (or such Seller Indemnified Party) at the direction or request of Buyer pursuant to the terms of this Agreement or otherwise at the direction or request of Buyer (excluding any actions which Seller (or such Seller Indemnified Party) would have been obligated to take pursuant to the Transaction Documents even if Seller (or such Seller Indemnified Party) had not been so directed by Buyer.)

“Shire APA” means the Asset Purchase and Contribution Agreement, dated as of December 22, 2005, among Seller, Shire Laboratories, Inc. and Shire PLC, together with all exhibits and schedules thereto, as amended or supplemented.

“Subsidiary” means, with respect to any Person, at any time, any entity of which more than thirty-five percent (35%) of the outstanding Voting Stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.  Unless otherwise indicated herein, “Subsidiary” shall refer a “Subsidiary” of the Seller.

“Supernus Intellectual Property” has the meaning given such term in the License Agreement.

“Supernus Patents” shall mean the “Licensed Patents” as defined in the License Agreement.  For the avoidance of doubt, the Supernus Patents shall be limited to the field of use of such patents under the License Agreement.

“Territory” shall have the meaning given such term in the License Agreement.

“Third Party” shall mean any Person other than Seller or Buyer or their respective

Affiliates.

“Third Party Patent Rights” shall mean, with respect to any Third Party, any and all issued patents and pending patent applications as of the date of this Agreement, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere in the world, of such Third Party.

“Transaction Documents” shall mean, collectively, this Agreement, the Assignment, the Security Agreement and the Licensee Consent and Payment Direction.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Use” shall include the use, manufacture, marketing, sale, offer for sale, importation, distribution or commercialization.

“Valid Patent Claim” has the meaning given such term in the License Agreement.

“Voting Stock” shall mean Capital Stock issued by a company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

Article II.

ASSIGNMENT OF THE LICENSE AGREEMENT

Section 2.01                            Assignment.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall assign, transfer and convey to Buyer, free and clear of all Liens (other than any Permitted Liens and Liens in favor of the Buyer) and subject to the conditions set forth in Article VI and the other provisions of this Agreement, the Assigned Rights, and Buyer shall accept such assignment, transfer and conveyance from Seller.  Such assignment, transfer and conveyance shall be evidenced by the execution and delivery of the Assignment by the Seller in accordance with Section 6.02.

Section 2.02                            Royalty Interest Payments.

(a)              Effective as of the execution and delivery of the Assignment at the Closing and subject to the terms of Section 2.04, Seller and Buyer agree that Buyer shall have all of Seller’s right, title, interest in and to the Assigned Rights, and is entitled to receive all Royalty Interest Payments payable to Seller under the License Agreement prior to the Agreement Termination Date.

(b)              In the event Seller receives any portion of the Royalty Interest Payments due to Buyer hereunder, Seller shall promptly notify Buyer of such receipt and hold such amounts in trust for the benefit of Buyer and, within five (5) Business Days after receipt thereof, deliver such amounts to Buyer by wire transfer of immediately available funds as directed by Buyer.  In the event Buyer receives payment of any funds from Licensee after the Agreement Termination Date, Buyer shall promptly notify Seller of such receipt and hold such amounts in trust for the benefit of Seller and, within five (5) Business Days after receipt thereof, deliver such amounts to Seller by wire transfer of immediately available funds as directed by Seller.

Section 2.03                            Payments to Seller.

Subject to the terms and conditions set forth herein, at the Closing, Buyer shall pay the Seller the Closing Amount by wire transfer of immediately available funds as directed by the Seller.

Section 2.04                            No Assumption.

Notwithstanding any provision in this Agreement or any other Transaction Document or writing to the contrary, Buyer is accepting the purchase and assignment of only the Assigned Rights and is not assuming any Excluded Liabilities and Obligations.  All Excluded Liabilities and Obligations shall be retained by and remain obligations and liabilities solely of Seller or its Affiliates.

Article III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the following representations are true and complete as of the date of this Agreement, except as otherwise indicated:

Section 3.01                            Organization.

Seller is a corporation formed and validly existing under the laws of Delaware, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents and the License Agreement.  Seller has one Subsidiary, Supernus Europe, Ltd., and this Subsidiary (a) has no material assets, (b) does not have and has not had any interest in the Assigned Rights, the License Agreement or the Collateral and (c) plays no role and has no responsibility with respect to the discharge of Seller’s obligations under the License Agreement or the maintenance of the Collateral.

Section 3.02                            Authorizations; Enforceability.

(a)              Seller has all necessary corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  None of the execution and delivery by Seller of the Transaction Documents, the performance by Seller of any of the obligations to be performed by it hereunder or thereunder, or the consummation by Seller of any of the transactions contemplated hereby or thereby, will require any notice to, action, approval or consent by, or in respect of, or filing or registration with, any Governmental Authority or other Person, except filings in the United States necessary to perfect Liens created by the Transaction Documents as identified on Schedule 3.02(a).

(b)              Once signed, the Transaction Documents will have been duly authorized, executed and delivered by Seller and each Transaction Document will then constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03                            Litigation.

Schedule 3.03 sets forth each (i) Dispute pending or, to the Knowledge of Seller, threatened against Seller or pending or threatened against Licensee, or (ii), inquiry of any Governmental Authority pending or, to the Knowledge of Seller, threatened against Seller, or pending or threatened against Licensee, which, in each instance of clauses (i) and (ii), if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 3.04                            Compliance with Laws.

Seller (i) is not in violation of, has not violated, and is not under investigation with respect to, and (ii) has not been threatened to be, charged with or been given written notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by, any Governmental Authority which, in the case of either clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

Section 3.05                            Conflicts.

(a)              Neither the execution and delivery by Seller of any of the Transaction Documents nor the performance or consummation of the transactions contemplated thereby (including, without limitation, the assignment to Buyer of the Royalty Interest) to be performed or consummated by Seller will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, in any case, applicable to the Royalty Interest or the Collateral; or (B) any contract, agreement, commitment or instrument to which Seller is a party or by which any of the Collateral is bound or committed; (ii) except for the filing of the UCC-1 financing statements required hereunder (or under the Security Agreement) and filings with the United States Patent and Trademark Office, require any notification to, filing with, or consent of, any Person or Governmental Authority; (iii) give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any other

Person as such right or obligation relates to the Royalty Interest, the Royalty Interest Payments or any of the other Collateral or to a loss of any benefit relating to the Royalty Interest, the Royalty Interest Payments or any of the other Collateral; or (iv) result in the creation or imposition of any Lien on any of the Royalty Interest, the Royalty Interest Payments or any of the other Collateral, other than in favor of Buyer pursuant to the Security Agreement.

(b)              Seller has not granted, nor agreed to grant to any Person other than Buyer, nor does there exist, any Lien granted by Seller on the Royalty Interest or any other Collateral other than pursuant to the Security Agreement.

(c)               Neither Seller nor any of its property is subject (i) to any judgment, order, writ or decree of any Governmental Authority or (ii) except as set forth on Schedule 3.05, to any contract, agreement, commitment or instrument, which, in either case of clause (i) or clause (ii), the violation or breach of which by Seller could reasonably be expected to result in a Material Adverse Effect.

Section 3.06                            Ownership.

Seller, until the Assignment is delivered, owns, and is the sole holder of, the License Agreement and of all of the Assigned Rights, free and clear of any and all Liens (other than any Permitted Liens and Liens in favor of the Buyer).  Seller has full right and power to assign and convey the Assigned Rights as contemplated by this Agreement.  Seller has not transferred, sold, conveyed, assigned, or otherwise disposed of, or agreed to transfer, sell, convey, assign, or otherwise dispose of any portion of the License Agreement and/or the Assigned Rights other than as contemplated by this Agreement.  Upon delivery to Buyer of the executed Assignment, no Person other than Buyer shall have any right to receive the Royalty Interest payable under the License Agreement.  Upon delivery to Buyer of the executed Assignment, Seller shall have sold, transferred, conveyed and assigned to Buyer, and Seller shall have done everything which is required to be done by the Seller to cause Buyer to acquire all of the Assigned Rights, free and clear of any Liens (other than any Permitted Liens and Liens in favor of the Buyer), but subject to the further provisions of this Agreement. Seller is legally competent to execute this Agreement and the other Transaction Documents and upon such execution by Seller, the obligations of Seller hereunder and thereunder shall constitute the legally binding and enforceable obligations of Seller, subject to bankruptcy, insolvency, reorganization, moratorium, ad hoc representative appointment, conciliation, safeguard proceedings, judicial receivership, or other laws affecting creditors’ rights generally or general equitable principles.

Section 3.07                            Subordination.

Seller has not caused, by any means, the Seller’s Royalty Interest to be subordinated to the rights of any creditor of Licensee or any other Person.  In addition, Seller has not caused, and to the Knowledge of the Seller no other Person has caused, the claims and rights of Buyer created by any Transaction Document (i) out of or in connection with the License Agreement and/or (ii) in and to the Assigned Rights and any Collateral, in each case, to be subordinated to any creditor of Licensee or any other Person; provided, however, that the Seller makes no representation as to whether Buyer (or any Person acting on behalf of Buyer) has caused any such subordination.

Section 3.08                            License Agreement.

(a)              Exhibit A hereto contains a true and complete copy of the License Agreement (including, without limitation, all amendments, supplements and other modifications thereto), and, together with the agreements described in the License Agreement, constitutes the only applicable agreement (other than this Agreement and the Transaction Documents) (i) to which the Seller is a party regarding the Royalty Interests, (ii) which relates to Seller’s entitlement to the Assigned Rights and (iii) by and between Seller and Licensee.  To the Knowledge of the Seller, there are no unpaid Royalty Interests that have become due, and none are expected to become overdue, as of the Closing Date.

(b)              Seller is not in breach of the License Agreement. To the Knowledge of the Seller, no circumstances or grounds exist that would give rise (i) to a claim by Licensee of a breach of the License Agreement and/or any such other agreement which could have a Material Adverse Effect, or (ii) to a right of rescission, termination, revision, setoff, or any other rights, in, to or under the Assigned Rights.  Seller has no unfulfilled obligations in respect of the License Agreement or the Assigned Rights that were required to be fulfilled on or prior to the date of this Agreement, the lack of fulfillment of which would have a Material Adverse Effect.

(c)               To the Knowledge of the Seller, Licensee is not in breach of or in default under the License Agreement.

(d)              Seller has the full right, power and authority to grant all rights and interests granted to Buyer in this Agreement.

(e)               To the Knowledge of the Seller, no circumstance or grounds exist that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope the Assigned Rights, including, without limitation, Seller’s right to payments made in respect of the Royalty Interest.

(f)                To the Knowledge of the Seller, the License Agreement is valid and binding on each other party thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, ad hoc representative appointment, conciliation, safeguard proceedings, judicial receivership, or other laws affecting creditors’ rights generally or general equitable principles, and is in full force and effect.

(g)               The Seller has not:

(i)	forgiven, released, delayed, postponed or compromised any right to receive payment in respect the Royalty Interest;

(ii)

waived, amended, cancelled or terminated, exercised or to the Knowledge of the Seller failed to exercise, any material rights constituting or relating to the Assigned Rights or under any agreement (including the License Agreement);

(iii)

except as set forth in Exhibit A, amended, modified, restated, cancelled, supplemented, terminated or waived any provision of the License Agreement, or granted any consent thereunder, or agreed to do any of the foregoing;

(iv)	exercised any right of rescission, offset, counterclaim or defense, upon or with respect to the Assigned Rights or the Collateral, or agreed to do or suffer to exist any of the foregoing;

(v)

sold, leased, pledged, licensed, transferred or assigned (or, except with respect to the bidding process conducted by Seller resulting in this Agreement, attempted to do any of the foregoing) all or any portion of the Assigned Rights and/or the License Agreement, except in favor of Buyer pursuant to the Transaction Documents; or

(vi)

received any advance payments on the Royalty Interest; it being understood for the avoidance of ambiguity that due and owing milestone payments which have been paid to Seller under the License Agreement do not constitute advance payments on the Royalty Interest.

Section 3.09                            Broker’s Fees.

Seller has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.10                            Information.

Other than financial and Product sales projections and analyst reports, all written information heretofore or herein supplied by or on behalf of Seller or any of its Subsidiaries to the Buyer is accurate and complete in all material respects, and none of such information, when taken together with all other information furnished, contains any untrue statement of a material fact or omits to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made. All representations and warranties made by the Seller in any of the other Transaction Documents to which it is party are true and correct in all material respects.

Section 3.11                            Material Adverse Effect.

To the Knowledge of the Seller, no event has occurred and no condition exists that could reasonably be expected to result in a Material Adverse Effect.

Section 3.12                            Intellectual Property.

(a)              Schedule 3.12(a) sets forth the Supernus Patents including the following for each Supernus Patent: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the Supernus Patent was issued, registered, or filed; (iv) the scheduled expiration date of any issued Supernus Patent, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; and (v) the registered owner thereof.

(b)              Except as set forth on Schedule 3.12(b), Seller is the exclusive owner of the entire right, title and interest in and to the Supernus Intellectual Property.

(c)               Except as set forth on Schedule 3.12(c), prior to March 25, 2014 no issued Supernus Patent has lapsed, expired or otherwise been terminated and since March 25, 2014, to the Knowledge of the Seller, no issued Supernus Patent has lapsed, expired or otherwise been terminated.  Except as set forth on Schedule 3.12(c), prior to March 25, 2014 no Supernus Patent applications have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law and since March 25, 2014 to the Knowledge of the Seller no Supernus Patent applications have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law.  Prior to March 25, 2014, there were no unpaid maintenance fees, annuities or other like payments with respect to the Supernus Patents and since March 25, 2014, to the Knowledge of the Seller, there have been no unpaid maintenance fees, annuities or other like payments with respect to the Supernus Patents.

(d)              To the Knowledge of the Seller, each of the Supernus Patents is valid, enforceable and subsisting, and there is at least one Valid Patent Claim in the Supernus Patents that would be infringed by Licensee’s Exploitation of the Product but for Licensee’s rights under the License Agreement. Seller has not received (i) any opinion of counsel that any of the Supernus Patents is invalid or unenforceable or (ii) except as stated on Schedule 3.12(b), any notice of any claim by any Third Party challenging the validity or enforceability of any of the Supernus Patents.

(e)               There is no pending, decided or settled Dispute, and, to the Knowledge of the Seller, no such Dispute has been threatened to Seller, except as stated on Schedule 3.12(b)(i), challenging the legality, validity, enforceability, scope and/or ownership of any Supernus Intellectual Property, (ii) that could impact the validity and/or enforceability of any of the claims of the Supernus Patents, or otherwise impact whether any claim within the Supernus Patents is a Valid Patent Claim, and/or (iii) adjudicating whether any Third Party Patent Right is or would be infringed by the Exploitation of the Product.

(f)                To the Knowledge of the Seller, no Third Party Patent Right has been or is infringed by Licensee’s Exploitation of the Product.  To the Knowledge of the Seller, Licensee has not received any notice of any claim by any Third Party asserting that Licensee’s Exploitation of the Product does or would infringe such Third Party’s Patent Rights.  Seller has not received any opinion of counsel regarding infringement or non-infringement of any Third Party Patent Right by Licensee’s Exploitation of the Product.

(g)               The composition containing Compound and Exploited by Licensee, referred to as Orenitram™, is a Licensed Product (as defined in the License Agreement). The date of First Commercial Sale of Orenitram™ in the United States by Licensee was April 7, 2014.

(h)              To the Knowledge of Seller, Licensee is not paying, and to the Knowledge of Seller, there are no facts requiring Licensee is to pay, any royalties to any Third Party, each that would result in a deduction of Royalties payable by Licensee to Seller pursuant to Section 8.5 of the License Agreement.

Article IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following representations are true and complete as of the date of this Agreement, except as otherwise indicated:

Section 4.01                            Organization.

Buyer is a limited partnership formed and validly existing under the laws of the State of Delaware, and has all limited partnership powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents.

Section 4.02                            Authorization.

Buyer has all necessary limited partnership power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  Once signed, the Transaction Documents will have been duly authorized, executed and delivered by Buyer and each Transaction Document will then constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03                            Broker’s Fees.

None of Buyer or its Affiliates has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04                            Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects, any provisions of: (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Buyer or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which Buyer is a party or by which Buyer or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of Buyer; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.

Section 4.05                            Funds Available.

Buyer has sufficient funds on hand or binding and enforceable commitments to provide it with sufficient funds to satisfy its obligations, in each case, to pay the Closing Payment, and Buyer has no knowledge and does not reasonably believe, and has not been provided with oral or written notice, that any of its investors are not required or do not intend, for any reason, to satisfy their obligations under such commitments.  Buyer acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

Article V.

COVENANTS

During the term of this Agreement, the following covenants shall apply:

Section 5.01                            Consents and Waivers.

Seller shall obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of the License Agreement.

Section 5.02                            Compliance under License Agreement.

Seller shall comply with and fulfill, in all material respects, all of Seller’s obligations under the License Agreement.

Section 5.03                            Confidentiality; Public Announcement.

(a)              Except as expressly authorized in this Agreement or the other Transaction Documents or except with the prior written consent of the Disclosing Party, the Receiving Party hereby agrees that (i) it will use the Confidential Information of the Disclosing Party solely for the purpose of the transactions contemplated by this Agreement and the other Transaction Documents and exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) it will keep confidential the Confidential Information of the Disclosing Party; and (iii) it will not furnish or disclose to any Person any Confidential Information of the Disclosing Party.

(b)              Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the Receiving Party may, without the consent of the Disclosing Party, but with prior written notice when permissible to the Disclosing Party, furnish or disclose Confidential Information of the Disclosing Party to (i) the Receiving Party’s Affiliates and their respective Representatives, actual or potential financing sources, investors or co-investors and permitted assignees, transferees or successors-in-interest under Section 8.03, in each such case, who need to know such information in order to provide or evaluate the provision of financing to the Receiving Party or any of its Affiliates or to assist the Receiving Party in evaluating the transactions contemplated by this Agreement and the other Transaction Documents or in exercising its rights and remedies and performing its obligations hereunder and thereunder and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 5.03 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 5.03; and (ii) permitted assignees, transferees or successors-in-interest under Section 8.03, in each such case, who need to know such information in connection with such actual or potential assignment, sale or transfer, including, following any such assignment, sale or transfer, in order to exercise their rights and remedies and perform their obligations under this Agreement and the other Transaction Documents and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 5.03 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 5.03. Each Party hereby acknowledges that the United States federal and state securities laws prohibit any Person that has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

(c)               In the event that the Receiving Party, its Affiliates or any of their respective Representatives is required by applicable Law, applicable stock exchange requirements or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that the Disclosing Party may seek, at its expense, a protective order or other appropriate remedy (and, if the Disclosing Party seeks such an order, the Receiving Party, such Affiliates or such Representatives, as the case may be, shall provide, at their expense, such cooperation as such Disclosing Party shall reasonably require).  Subject to the foregoing, the Receiving Party, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that is legally required to be disclosed; provided, however, that the Receiving Party, such Affiliates or such Representatives, as the case may be, shall exercise reasonable efforts (at their expense) to preserve the confidentiality of the Confidential Information of the Disclosing Party, including by obtaining reliable assurance that confidential treatment will be accorded any such Confidential Information disclosed.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, in the event that the Receiving Party or any of its Affiliates receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of this Agreement or any of the other Transaction Documents, the Receiving Party or such Affiliate, as the case may be, may provide a copy hereof or thereof to such tax authority representative without advance notice to, or the consent of, the Disclosing Party; provided, however, that the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party with written notice of such disclosure as soon as practicable.  Notwithstanding the above, the Parties acknowledge and agree that this Agreement and the Security Agreement are material contracts of Seller that will be required to be disclosed to the Securities and Exchange Commission pursuant to the Exchange Act.  Seller will take reasonable steps to apply for Confidential Treatment of certain terms and conditions of this Agreement and the Security Agreement as reasonably requested by Buyer and, if granted, will redact those portions of this Agreement and the Security Agreement that the Securities and Exchange Commission permits to be redacted.  However, in the event that the Securities and Exchange Commission rejects the Seller’s Confidential Treatment Request, then Seller will be permitted to file this Agreement and the Security Agreement with the Securities and Exchange Commission in their entirety.

(d)              Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, the Receiving Party may disclose the Confidential Information of the Disclosing Party, including this Agreement, the other Transaction Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect the Receiving Party’s rights hereunder or thereunder; provided that, the Receiving Party shall only disclose that portion of the Confidential Information that its counsel advises that it is legally required to disclose and will exercise commercially reasonable efforts to ensure that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed, including requesting confidential treatment of information in the Transaction Documents.  In any event, Receiving Party will not oppose action by Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information in the event that confidential treat cannot be obtained by the Receiving Party.

(e)               Neither Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document, except if and to the extent that any such release or disclosure is required by applicable Law, by the rules and regulations of any applicable stock exchange or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing (or whose Affiliate proposes) to issue such press release or make such public disclosure shall use commercially reasonable efforts to consult in good faith with the other Party regarding the form and content thereof before issuing such press release or making such public announcement.

(f)                Except with respect to the Buyer’s internal communications or private communications with its Representatives, the Buyer shall not, and shall cause its Representatives, its Affiliates and its Affiliates’ Representatives not to make use of the name, nickname, trademark, logo, service mark, trade dress or other name, term, mark or symbol identifying or associated with the Seller without the Seller’s prior written consent to the specific use in question, provided that the consent of the Seller shall not be required with respect to publication of the Seller’s name and logos in the Buyer’s promotional materials, including without limitation the websites for the Buyer and its Affiliates consistent with its use of other similarly situated Third Parties’ names and logos.

(g)               Each of Seller and Buyer hereby (i) agree that, notwithstanding the terms thereof, the Confidentiality Agreement is hereby terminated and (ii) acknowledge that this Agreement shall supersede such Confidentiality Agreement with respect to the treatment of Confidential Information by the Parties (including, without limitation, with regard to Confidential Information previously provided pursuant to such Confidentiality Agreement).

Section 5.04                            Security Agreement.

To secure Seller’s performance of its obligations hereunder, Seller shall execute and deliver the Security Agreement at the Closing as contemplated by Section 6.02(d).

Section 5.05                            Further Assurances.

(a)              Subject to the terms and conditions of this Agreement, each of Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement and any other Transaction Document.  Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings, other documents, certificates or agreements requested by Buyer) and to take such other actions as may be reasonably necessary to carry out and effectuate all of the provisions of this Agreement and any other Transaction Document, to consummate the transactions contemplated by this Agreement and any other Transaction Document and to vest in Buyer all of Seller’s rights, title and interest in, to and under the Assigned Rights and to vest in Buyer a perfected first priority security interest in, to and under the Collateral, free and clear of all Liens, other than Permitted Liens.

(b)              Except for disputes between the Parties, each of Buyer and Seller shall cooperate and provide assistance as reasonably requested by the other Party (and at no expense to the requesting Party unless the requesting Party is obligated to indemnify the other Party pursuant to the requesting Party’s indemnification obligations provided for in this Agreement) in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any Party or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this

Agreement or any other Transaction Document, and the Assigned Rights, the License Agreement, the Collateral, or the transactions described herein or therein, and, without limiting the generality of the preceding provision, shall provide promptly to the other Party copies of all correspondence, reports, notices or other information sent by or on behalf of such Party to, or received by or on behalf of such Party from, Licensee, in any case relating directly to the Assigned Rights; it being understood that a Party’s failure to provide such information shall not limit any otherwise applicable indemnification obligations under this Agreement of the other Party other than to the extent of any final non-appealable order of a court of competent jurisdiction finding that an Indemnifiable Cost or (in the case of Buyer only) Lost Profits was incurred or suffered by such other Party as a result of such failure to provide such information.  In particular, without limitation, the Seller shall, upon request of Buyer, be available and fully cooperate with and support Buyer in connection with the License Agreement and its performance, at reasonable times and unless with regards to Indemnifiable Costs, at reasonable fees for its time expended and with reimbursement of all expenses incurred in connection with such cooperation efforts.

(c)               Seller shall take all actions necessary to enforce its rights and the rights of Buyer under the License Agreement (subject, in the case of enforcement of rights under the License Agreement to the extent relating to the right to receive payments from Licensee in respect of the Royalty Interest, to the approval of Buyer, not to be unreasonably withheld) and to perform all of its obligations under the License Agreement.

Section 5.06                            Notice by Seller.

Seller shall provide Buyer with written notice as promptly as practicable (and in any event within five (5) Business Days) after obtaining Actual Knowledge of any of the following:

(a)              any breach or default by Seller of any covenant, agreement or other provision of this Agreement or any other Transaction Document;

(b)              any representation or warranty made or deemed made by Seller in any of the Transaction Documents or in any certificate delivered to Buyer pursuant to any Transaction Documents shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made;

(c)               the occurrence of a Material Adverse Event with respect to Seller or the occurrence of an equivalent event with respect to Licensee;

(d)              any breach or default by Licensee under the License Agreement; and

(e)               any written notice, report or other communication, together with copies of the same, received from or on behalf of the Licensee with respect to, or directly relating to the Assigned Rights.

Section 5.07                            Supernus Patents.

In the event that the Licensee elects to abandon any pending application for or granted Supernus Patent, Seller shall prosecute, file or maintain such application or Supernus Patent in accordance with the terms and conditions set forth in the License Agreement.

Section 5.08                            Negative Covenants.

Seller shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Buyer which consent, in the case of clauses (d), (e) and (f) below, shall not be unreasonably withheld or delayed:

(a)              forgive, release or reduce any amount, or delay or postpone (other than on a commercially reasonable basis) any amount, owed to Seller and relating to the Royalty Interest or the Royalty Interest Payments, or, in the case of any milestone payment, accelerate the time for payment thereof or accept any prepayment or settlement thereof or agree to any modification of the License Agreement which would have the effect of accelerating the time for payment thereof, prepayment thereof or settlement thereof;

(b)              create, incur, assume or suffer to exist any Lien, upon or with respect to the Royalty Interest, the other Collateral or the right to receive Royalty Interest Payments, or agree to do or suffer to exist any of the foregoing, except for any Permitted Liens and any Lien or agreements in favor of Buyer granted under or pursuant to this Agreement and the other Transaction Documents;

(c)               waive, amend, cancel or terminate, exercise or fail to exercise or enforce any material rights constituting or relating specifically to the Royalty Interest and other Assigned Rights;

(d)              except as it specifically relates to the Excluded Rights, amend, modify, restate, cancel, supplement, terminate or waive any provision of any License Agreement in the Territory, or grant any consent thereunder, or agree to do any of the foregoing, including, without limitation, entering into any agreement with any Licensee under the provisions of such License Agreement in the Territory;

(e)               sell, lease, license, transfer or assign (or attempt to do any of the foregoing) all or any portion of the Supernus Patents; or

(f)                take any action that would negatively impact the validity, enforceability, scope and/or term of the Supernus Patents.

Buyer shall not, nor shall it permit any of its Affiliates to, without the prior written consent of Seller challenge the validity or enforceability, scope and/or term of the Supernus Patents or publicly disparage the Product.

Section 5.09                            Records; Access.

(a)              Prior to the Agreement Termination Date and for a period of ninety (90) days thereafter (or if earlier, the date of the filing of the Seller’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K most recently filed after the Agreement Termination Date), Seller shall keep and maintain proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of applicable Law are made of all dealings and transactions as are adequate to calculate correctly and verify the accuracy of all reports and all Royalty Interest Payments.  The Parties acknowledge and agree that they shall meet within thirty (30) days after the Agreement Termination Date to confirm that an amount equal to the Maximum Royalty Interest Amount has been received by the Buyer and the Buyer Indemnified Parties and not returned to Licensee and that there are no pending claims for Buyer Indemnifiable Costs for which appropriate escrowed funds arrangements have not been established and after mutually confirming all obligations of Seller under this Agreement, other than to satisfy any Refund Requests received by Buyer, shall terminate.

(b)              During the term of this Agreement:

(i)

Buyer and its representatives shall have the right, from time to time during normal business hours and upon at least fifteen (15) Business Days’ prior written notice to Seller, but no more frequently than one (1) time per calendar year, to visit the offices and properties of Seller and the Subsidiaries where books and records relating or pertaining to the Royalty Interest Payments, the Royalty Interest, the Assigned Rights and the other Collateral are kept and maintained, to inspect and make copies of such books and records, to discuss, with officers of Seller and the Subsidiaries, the business, operations, properties and financial and other condition of Seller and the Subsidiaries and to verifying the accuracy of the Reports and the Royalty Interest Payments.  All information furnished or disclosed to Buyer or any of its representatives in connection with any inspection shall constitute Confidential Information of Seller and shall be subject to the provisions of Section 5.03.

(ii)

Seller shall promptly deliver to Buyer all correspondence, information and data relating or pertaining to the Royalty Interest Payments, the Royalty Interest, the Assigned Rights and the other Collateral.

(c)               Seller shall, on at least a quarterly basis, or more frequently if requested in writing by Buyer (such notice to be given at least ten (10) Business Days’ in advance), cause such of the executive officers and employees of Seller as shall be reasonably identified by Buyer in such notice to meet, or, at Buyer’s option, to participate in a conference call with, Buyer for the purpose of discussing the Product and the Assigned Rights.

Article VI.

THE CLOSING; CONDITIONS TO CLOSING

Section 6.01                            Closing.

Subject to the closing conditions set forth in Sections 6.02 and 6.03, and unless otherwise mutually agreed by the Parties, the closing of the transactions contemplated under this Agreement shall take place remotely via electronic delivery of the executed Transaction Documents and other deliverables at 9:00 a.m., Eastern Time, on the Closing Date or such earlier date as the Parties shall otherwise mutually agree.

Section 6.02                            Conditions Applicable to Buyer’s Obligations.

The obligations of Buyer to effect the Closing and pay the Closing Amount pursuant to Section 2.03 hereof, shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Buyer in its sole discretion:

(a)              At Closing, the representations and warranties set forth in the Transaction Documents shall be true, correct and complete in all material respects; provided, however, that if any of the foregoing representations and warranties are qualified as to “materiality” or “Material Adverse Effect”, then, subject to such qualifications, such representations and warranties shall be true, correct and complete in all respects.

(b)              All notices to, consents (including the Licensee Consent and Payment Direction), approvals, authorizations and waivers from Third Parties and Governmental Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect.

(c)               All of the Transaction Documents (including without limitation, the Assignment) shall have been executed and delivered by Seller to Buyer, and Buyer shall have received the same.

(d)              The Security Agreement shall have been duly executed and delivered by all the parties thereto, together with a UCC-1 financing statement prepared for filing under the UCC in the State of Delaware, and such agreement shall be in full force and effect, and such filing shall have been filed and all requisite fees paid in connection with such filing.

(e)               Buyer shall have received an opinion of counsel to Seller, substantially in the form set forth in Exhibit E.

(f)                Buyer shall have received the Licensee Consent and Payment Direction, agreed to and executed by the Licensee.

(g)               Seller shall have complied in all material respects with its obligations hereunder and under the other Transaction Documents.

(h)              Seller shall deliver an executed closing certificate confirming the matters described in clauses (a), (b) and (g) above.

Section 6.03                            Conditions Applicable to Seller’s Obligations.

The obligations of Seller to effect the Closing shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Seller in its sole discretion:

(a)              The representations and warranties of Buyer set forth in the Transaction Documents shall be true, correct and complete in all material respects.

(b)              Buyer shall have complied in all material respects with its covenants set forth in the Transaction Documents.

(c)               Buyer shall pay the Closing Amount.

Article VII.

TERMINATION

Section 7.01                            Termination.

(a)              This Agreement may be terminated, effective upon the delivery of written notice prior to or at the Closing:

(i)

by Buyer if any of the conditions set forth in Section 6.02 shall not have been satisfied as of the thirteenth (13th) Business Days after the date of this Agreement (other than through or as a result of the failure by Buyer to comply with its obligations under this Agreement), and Buyer has not waived, or extended the period for meeting, such condition on or before such thirteenth (13th) Business Day; or

(ii)

by Seller if any of the conditions set forth in Section 6.03 shall not have been satisfied as of the thirteenth (13th) Business Days after the date of this Agreement (other than through or as a result of the failure by Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such thirteenth (13th) Business Day.

(b)              This Agreement shall terminate on the earlier to occur of (y) the date on which this Agreement is terminated by either Party pursuant to and in accordance with Section 7.01(a) and (z) the Agreement Termination Date.

Section 7.02                            Effects of Termination.

(a)              The termination of this Agreement for any reason shall not release either Party any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination. Accordingly, if any obligations remain unpaid or any amounts are owed or any payments are required to be made by either Party to the other Party on or after the date on which this Agreement is terminated, this Agreement shall remain in full force and effect until any and all such obligations, amounts or payments have been indefeasibly paid or made in accordance with the terms of this Agreement, and solely for that purpose.

(b)              Notwithstanding anything herein to the contrary, the termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have (including any rights under any of the Transaction Documents) and the exercise of a right of termination shall not be an election of remedies.

(c)               ARTICLE 1 and Sections 2.04, 5.03, 5.05(b) and 5.09(a) (but, in the case of Section 5.09(a), only if closing occurs), this Section 7.02 and ARTICLE VIII shall survive the termination of this Agreement for any reason. Except as otherwise provided in this Section 7.02, all rights and obligations of the Parties under this Agreement shall terminate upon termination of this Agreement for any reason.

Article VIII.

MISCELLANEOUS

Section 8.01                            Survival.

Each representation and warranty of the Parties contained herein and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect until the Agreement Termination Date.  Notwithstanding anything in this Agreement or implied by law to the contrary, each covenant and obligation in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing until the Agreement Termination Date; provided that, Seller’s obligation to satisfy any Refund Request received by Buyer from Licensee shall survive until satisfied.  Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to any Person out of or in connection with this Agreement will be deemed waived by any action or inaction of that Person (including consummation of the Closing, any inspection or investigation, or the awareness of any fact or matter) at any time, whether before, on or after the Closing.

Section 8.02                            Notices.

All notices, consents, waivers and communications hereunder given by any Party to the other shall be in writing (including electronic mail) and delivered personally, by electronic mail, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to Buyer to:

HealthCare Royalty Partners III, L.P.

300 Atlantic Street, 6th Floor

Stamford, CT 06901

Attention:  Todd C. Davis
Email:  todd.davis@hcroyalty.com

with a courtesy copy to (which shall not constitute notice):

HealthCare Royalty Partners III, L.P.

300 Atlantic Street, 6th Floor

Stamford, CT 06901

Attention:  Andrew T. Reardon, Vice President - Legal
Email:  royalty-legal@hcroyalty.com

and

Jung Law Group

1248 W. Nelson St.

Chicago, IL 60657

Attention:  Jeffrey A. Jung

Email:  jjung@junglawgroup.com

If to Seller to:

Supernus Pharmaceuticals, Inc.

1550 East Gude Drive

Rockville, MD 20850

Attention:  Jack A. Khattar, President and Chief Executive Officer

Email:  jkhattar@supernus.com

with a courtesy copy to (which shall not constitute notice):

Saul Ewing LLP

1919 Pennsylvania Avenue, N.W.

Suite 550

Washington, DC 20006-3434

Attention:  Mark I. Gruhin

Email:  mgruhin@saul.com

or to such other address or addresses as Buyer or Seller may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt.  All such notices, consents, waivers and communications shall:  (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective five Business Days after dispatch, (b) when sent by electronic mail, be effective upon receipt by the transmitting party of confirmation of complete transmission or return email or “read” receipt from the recipient, or (c) when delivered by an internationally recognized overnight courier or in person, be effective upon receipt when hand delivered.

Section 8.03                            Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Seller shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of Buyer; provided, however, such consent shall not be required in connection with the merger or other consolidation of Seller or the assignment of Seller’s obligations and rights by operation of law, so long as, the Person into which Seller has been merged or consolidated or which has acquired such assets of Seller has delivered evidence, in form and substance reasonably satisfactory to Buyer, to that such Person has assumed all of Seller’s obligations under the Transaction Documents.  So long as the assignee agrees to comply with all covenants set forth in the Shire APA Agreement, Buyer may assign without consent of Seller any of its rights and obligations under the Transaction Documents without restriction.  Any purported assignment in violation of this Section 8.03 shall be null and void.

Section 8.04                            Indemnification.

(a)                                 Seller hereby indemnifies and holds each Buyer Indemnified Party harmless from and against any and all Buyer Indemnifiable Costs incurred prior to the Agreement Termination Date, Lost Profits incurred or suffered by any Buyer Indemnified Party arising out of a Buyer Indemnity Event, and any Refund Requests received from Seller.  For the avoidance of doubt, Buyer, for itself and each other Buyer Indemnified Party, agrees and acknowledges that (i) the maximum aggregate of all awards it can receive in respect of any claims from Seller cannot exceed the difference of (A) $** less (B) the aggregate amount of Royalty Interest Payments received by Buyer from Licensee and not returned to Licensee, (ii) absent a Buyer Indemnity Event, no claim may be asserted by a Buyer Indemnified Party for Lost Profits or Buyer Indemnifiable Costs, and (iii) Lost Profits and Buyer Indemnifiable Costs shall not include and shall be determined without regard for the following (unless resulting from or attributable to a Buyer Indemnity Event): (A) economic risks related to the financial success or performance of the Product or Compound, including, but not limited to, any failures by Licensee in the development and launch of a successful Product or Compound or general economic success of Licensee’s business, (B) the Use of the Product by Licensee or any Third Party, (C) regulatory, medical or clinical risks generally affecting participants in Licensee’s industry, (D) Third Party Claims or judgments that arise out of or in connection with (A), (B), or (C) above, (E) Third Party claims to Third Party Patent Rights to the extent not resulting from a breach of a covenant by Seller hereunder or as a consequence of facts or circumstances in effect as of the Closing Date which facts or circumstances constitute a

** This portion has been redacted pursuant to a confidential treatment request.

breach of a representation or warranty by Seller hereunder, or (F) general economic conditions ((A) through (F) being referred to as the “Assumption of Risk Losses”).

(b)              Buyer hereby indemnifies and holds each Seller Indemnified Party harmless from and against any and all Seller Indemnifiable Costs incurred or suffered by a Seller Indemnified Party arising out of a Seller Indemnity Event.  For the avoidance of doubt, Seller, for itself and each other Seller Indemnified Party, agrees and acknowledges that (i) absent a Seller Indemnity Event, no claim may be asserted by a Seller Indemnified Party for Seller Indemnifiable Costs, and (ii) Seller Indemnifiable Costs shall not include and shall be determined without regard for: (A) economic risks related to the financial success or performance of the Product or Compound, including, but not limited to, any failures by Licensee in the development and launch of a successful Product or Compound or general economic success of Licensee’s business, (B) the Use of the Product by Licensee or any Third Party, (C) regulatory, medical or clinical risks generally affecting participants in Licensee’s industry, (D) Third Party Claims or judgments that arise out of or in connection with (A), (B), or (C) above, (E) Third Party claims to Third Party Patent Rights to the extent not resulting from a breach of a covenant by Buyer hereunder or as a consequence of facts or circumstances in effect as of the Closing Date which facts or circumstances constitute a breach of a representation or warranty by Buyer hereunder, or (F) general economic conditions.

(c)               If any a Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such Claim, notify the indemnifying party in writing of the commencement of such Claim, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.04 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party.  In case any such Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.04 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)              The only legal actions that may be asserted by or on behalf of any Buyer Indemnified Party with respect to any matter arising out of the transactions contemplated by this Agreement and/or the Transaction Documents shall be an action to enforce or to recover Buyer Indemnifiable Costs and Lost Profits as an indemnification claim pursuant to this Section 8.04, the exercise of Buyer’s rights under the Security Agreement and the right of Buyer to seek specific performance of Seller’s obligations under this Agreement.  Without limiting the generality of the foregoing, no legal action based upon predecessor or successor liability, contribution, tort, strict liability or any statute, equity, regulation or ordinance may be maintained by or on behalf of Buyer or any Buyer Indemnified Party with respect to any matter that is the subject of this Section 8.04.

(e)               The only legal actions that may be asserted by or on behalf of any Seller Indemnified Party with respect to any matter arising out of the transactions contemplated by this Agreement and/or the Transaction Documents shall be an action to enforce or to recover Seller Indemnifiable Costs as an indemnification claim pursuant to this Section 8.04, the right of the Seller to indemnification for expenses under this Section 8.04 hereof and the right of Seller to seek specific performance of Buyer’s obligations under this Agreement.  Without limiting the generality of the foregoing, no legal action based upon predecessor or successor liability, contribution, tort, strict liability or any statute, equity, regulation or ordinance may be maintained by or on behalf of Seller or any Seller Indemnified Party with respect to any matter that is the subject of this Section 8.04.

(f)                Buyer Indemnifiable Costs shall be (i) calculated net of actual recoveries received by or on behalf of Buyer or any Buyer Indemnified Party under insurance policies, risk sharing pools or similar arrangements (net of any actual collection costs and recoveries and deductibles) and (ii) reduced by any proceeds received from third parties, through indemnification, counterclaim or otherwise in compensation for the subject matter of an indemnification claim made hereunder.  Notwithstanding the foregoing, Buyer or any Buyer Indemnified Party may take any action against Seller to enforce or recover Buyer Indemnifiable Costs and Lost Profits pursuant to the indemnification obligations of Seller under this Section 8.04 without any requirement to take any action or exhaust any right or remedy against any other Person, provided that Buyer agrees that Seller shall then be subrogated to any and all other rights of Buyer to recovery to the extent of such indemnification paid by Seller (but excluding interest amounts and withholding tax gross-up payments).  If any proceeds, benefits or recoveries are received by or on behalf a Buyer Indemnified Party with respect to Buyer Indemnifiable Costs or Lost Profits after Seller has made an indemnification payment to a Buyer Indemnified Party with respect thereto and receipt of such proceeds, benefits or recoveries prior to such payment would have reduced the amount of such indemnification payment if received prior to such payment, then such Buyer Indemnified Party shall hold such amounts in trust for the benefit of Seller and, within five (5) Business Days after receipt thereof, deliver such amounts (net of any applicable withholding tax) to Seller by wire transfer of immediately available funds as directed by Seller.

(g)               Seller Indemnifiable Costs shall be (i) calculated net of actual recoveries received by or on behalf of Seller or any Seller Indemnified Party under insurance policies, risk sharing pools or similar arrangements (net of any actual collection costs and recoveries and deductibles) and (ii) reduced by any proceeds received from third parties, through indemnification, counterclaim or otherwise in compensation for the subject matter of an indemnification claim made hereunder.  Notwithstanding the foregoing, Seller or any Seller Indemnified Party may take any action against Buyer to enforce or recover Seller Indemnifiable Costs pursuant to the indemnification obligations of Seller under this Section 8.04 without any requirement to take any action or exhaust any right or remedy against any other Person, provided that Seller agrees that Buyer shall then be subrogated to any and all other rights of Seller to recovery to the extent of such indemnification paid by Buyer (but excluding interest amounts and withholding tax gross-up payments).  If any proceeds, benefits or recoveries are received by or on behalf a Seller Indemnified Party with respect to Seller Indemnifiable Costs after Buyer has made an indemnification payment to a Seller Indemnified Party with respect thereto and receipt of such proceeds, benefits or recoveries prior to such payment would have reduced the amount of such indemnification payment if received prior to such payment, then such Seller Indemnified Party shall hold such amounts in trust for the benefit of Buyer and, within five (5) Business Days after receipt thereof, deliver such amounts (net of any applicable withholding tax) to Buyer by wire transfer of immediately available funds as directed by Buyer.

(h)              Neither Party shall be obligated to indemnify the Seller Indemnified Parties or the Buyer Indemnified Parties, respectively, with respect to any Indemnifiable Costs as to which such Party is otherwise entitled to assert any claim for indemnification, pursuant to Section 8.04(a) or Section 8.04(b), unless and until the aggregate amount of the Indemnifiable Costs of the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, exceeds the Indemnity Threshold Amount; provided, however, that thereafter the indemnifying Party shall indemnify the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, for all amounts including, for the avoidance of doubt, the Indemnity Threshold Amount.

Section 8.05                            Independent Nature of Relationship; Taxes.

(a)              The relationship between Seller, on the one hand, and Buyer, on the other hand, is solely that of assignor and assignee, and neither Buyer, on the one hand, nor Seller, on the other hand, has any fiduciary or other special relationship with the other or any of their respective Affiliates.  For the avoidance of doubt, nothing in this Agreement shall be read to create any agency, partnership, association or joint venture of Seller (or any of its Affiliates) and Buyer (or any of its Affiliates) and each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture” or other kind of entity or legal form.

(b)              Except as otherwise contemplated herein, no Party shall at any time obligate the other Party, or impose on such other Party any obligation, in any manner or respect to any Third Party.

(c)               For United States federal, state and local tax purposes, Seller and Buyer shall treat the transactions contemplated by the Transaction Documents as a sale.

(d)              The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.05 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other Party to this Agreement has consented to such actions, or (ii) the Party that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that it is more likely than not that (x) there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 8.05 or (y) taking such a position would otherwise subject the Party to penalties under the Internal Revenue Code of 1986, as amended.  If a Governmental Authority conducts an inquiry of Seller or Buyer related to this Section 8.05, the Parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 8.05.

Section 8.06                            Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (including the Confidentiality Agreement), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof (other than Section 8.03), is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 8.07                            Amendments; No Waivers.

(a)              This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of both Parties.  No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the Party against whom such waiver is sought to be enforced.

(b)              No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)               No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 8.08                            Interpretation.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  Neither Party shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Party or the other.

Section 8.09                            Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 8.10                            Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Any counterpart may be executed by .pdf signature and such .pdf signature shall be deemed an original.

Section 8.11                            Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.12                            Expenses.

Each Party shall be solely responsible for the payment of its respective fees and expenses in connection with entering into and closing the transactions contemplated by this Agreement.

Section 8.13                            Governing Law; Jurisdiction.

(a)              This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, USA without giving effect to the principles of conflicts of law thereof (other than Section 5-1401 of the General Obligations Law of the State of New York).  Each Party unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, USA located in the County of New York and the Federal district court for the Southern District of New York located in the County of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  Each Party hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(b)              Each Party hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (a) above of this Section 8.13 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement.  Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective.  Nothing herein shall affect the right of a Party to serve process on the other Party in any other manner permitted by law.

Section 8.14                            Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:	Supernus Pharmaceuticals, Inc.

	By:	/s/ Jack A. Khattar
Name: Jack A. Khattar
Title: President and Chief Executive Officer

BUYER:	HealthCare Royalty Partners III, L.P.

By: HealthCare Royalty GP III, LLC, its general partner

	By:	/s/ Todd C. Davis
Name: Todd C. Davis
Title: Founding Managing Director